Exhibit (a)(5)(F)

CVR Energy Announces Results of Exchange Offer

CVR Energy will exchange 21,625,106 common units of CVR Refining for an estimated 13,699,505 shares of CVR Energy common stock

SUGAR LAND, Texas (July 30, 2018) — CVR Energy, Inc. (NYSE: CVI) (“CVR Energy”) today announced the results of its offering to exchange shares of CVR Energy common stock for up to 37,154,236 common units of CVR Refining, LP (“CVR Refining”) (the “Exchange Offer”). The Exchange Offer expired at 5:00 p.m., New York City time, on July 27, 2018.

Based on the count by American Stock Transfer & Trust Co., LLC, the exchange agent for the Exchange Offer, a total of 21,625,106 common units of CVR Refining were validly tendered and not properly withdrawn in the Exchange Offer (including 3,416,020 common units that were tendered through notices of guaranteed delivery), which, together with the common units owned by CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.), represent approximately 84.5% of CVR Refining’s outstanding common units. All of the common units that were validly tendered and not properly withdrawn have been accepted in the Exchange Offer and will be exchanged for an estimated 13,699,505 shares of CVR Energy common stock in accordance with the terms of the Exchange Offer and applicable law.

The exchange agent will promptly exchange all of the tendered common units for an estimated 13,699,505 shares of CVR Energy common stock at the exchange ratio of one common unit for 0.6335 shares of CVR Energy common stock.

D.F. King & Co., Inc. acted as information agent for the Exchange Offer. Any questions regarding the Exchange Offer may be directed to the information agent toll free at (866) 387-7321 or via email at CVR@dfking.com.

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THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the commencement and consummation of the proposed Exchange Offer and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the completion of the Exchange Offer and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that, after the completion of the Exchange Offer, the businesses of CVR Energy or CVR Refining may not perform as expected; and other risks that are described in CVR Energy’s and CVR Refining’s latest Annual Reports on Form 10-K and their other filings with the SEC. Neither CVR Energy nor CVR Refining assume any obligation and do not intend to update these forward-looking statements.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 66 percent of the common units of CVR Refining and 34 percent of the common units of CVR Partners.

About CVR Refining, LP

Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a complex full coking medium-sour crude oil refinery with a capacity of 132,000 barrels per calendar day (bpcd) in Coffeyville, Kansas, and a complex crude oil refinery with a capacity of 74,500 bpcd in Wynnewood, Oklahoma. CVR Refining’s subsidiaries also operate and invest in supporting logistics assets, including approximately 570 miles of owned, leased and joint venture pipelines, approximately 130 crude oil transports, a network of strategically located crude oil gathering tank farms, and approximately 6.4 million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Contact:

Jay Finks

CVR Energy, Inc.

(281) 207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Brandee Stephens

CVR Energy, Inc.

(281) 207-3516

MediaRelations@CVREnergy.com